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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number  0-12231

                           Bay Commercial Services
________________________________________________________________________________
             (Exact name of registrant as specified in its charter)

    1495 East 14th Street, San Leandro, California 94577;  (510) 357-2265
________________________________________________________________________________
 (Address, including zip code, and telephone number, including area code, of registrant principal executive offices)

                         Common Stock, no par value
________________________________________________________________________________
          (Title of each class of securities covered by this Form)

                                    None
________________________________________________________________________________
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions
(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(i)      [_]
     Rule 12g-4(a)(1)(ii)  [_]      Rule 12h-3(b)(1)(ii)     [_]
     Rule 12g-4(a)(2)(i)   [_]      Rule 12h-3(b)(2)(i)      [_]
     Rule 12g-4(a)(2)(ii)  [_]      Rule 12h-3(b)(2)(ii)     [_]
                                    Rule 15d-6               [X]

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, Bay Commercial Services has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  October 15, 1999



                                By: /S/ Linda M. Iannone
                                __________________________
                                Linda M. Iannone
                                Senior Vice President, General Counsel and
                                Secretary of Greater Bay Bancorp